NEWS RELEASE
Contact: Shari Winet, Vice President of Public Relations
858.668.2580 • shari.winet@bpiedu.com

Higher Learning Commission Continues University of the Rockies Accreditation

Bridgepoint Education’s academic institution also receives HLC approval for new Master’s programs

DENVER (February 6, 2015) − The Higher Learning Commission of the North Central Association of Schools and Colleges (HLC) has notified Bridgepoint Education’s University of the Rockies of its continued accreditation. The HLC also approved the University’s request to offer three new master’s programs, as well as the academic institution’s request to close its campus on East Pikes Peak Avenue in Colorado Springs, Colo. and establish its permanent location at the University’s main campus on 16th Street in Denver.

In letters dated February 3, 2015, the HLC’s Institutional Actions Council (IAC) continued the accreditation of University of the Rockies with the next Reaffirmation of Accreditation in 2024-25, and approved its request to offer the Master of Arts in International Leadership, Master of Arts in Public Sociology, and Master of Arts in Human Development degree programs.

“We are excited about, and proud of, the approvals we received this week from the HLC,” said Dr. Charlita Shelton, president and chief executive officer of University of the Rockies. “Not only do we look forward to our continued association with the Higher Learning Commission of the North Central Association of Schools and Colleges, but the addition of three new degree programs will allow us to reach and educate even more students in the coming years.”

The HLC is the accrediting body for University of the Rockies. It is a commission of the North Central Association of Colleges and Schools and it accredits degree-granting post-secondary educational institutions in the North Central region of the United States.

About Bridgepoint Education
Bridgepoint Education, Inc. (NYSE:BPI) harnesses the latest technology to reimagine the modern student experience. Bridgepoint’s technologies, including Waypoint Outcomes®, enhance the way people learn in the digital age. Bridgepoint owns two academic institutions – Ashford University and University of the Rockies. Together, these programs, technologies, and resources represent a unique model for advancing education in the 21st century. Bridgepoint stands for greater access, social learning, and exposure to leading minds. For more information, visit www.bridgepointeducation.com, www.facebook.com/BridgepointEducation, or call Shari Winet, Vice President of Public Relations, at 858.668.2580.